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                                                                    EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT


     Churchill Weavers, Inc., a Kentucky corporation

     Crown Crafts Home Furnishings, Inc., a New York corporation

     Crown Crafts Home Furnishings of Illinois, Inc., a Delaware corporation

     Crown Crafts Home Furnishings of California, Inc., a California corporation

     Crown Crafts International, Inc., a Georgia corporation

     G.W. Stores, Inc., a North Carolina corporation

     Hans Benjamin Furniture, Inc., a South Carolina corporation

     KKH Corporation, a California corporation

     Textile, Inc., a North Carolina corporation

     The Red Calliope and Associate, Inc., a California corporation